Exhibit 10.4

February 12, 2015

Dominick Zarcone
[Home address redacted]

Dear Nick,

I am delighted to offer you the position of Chief Financial Officer & Executive Vice President of LKQ Corporation (LKQ). In this position you will report to me and will be located in our corporate office in Chicago, Illinois. Please note that this offer is confidential and is subject to the approval of the LKQ Board of Directors. Details of this offer are as follows:

Base Salary: Your bi-weekly base salary will be $19,230.77 ($500,000 annually) less required state and federal tax withholding and any other deductions you authorize to be withheld from your pay.

Annual Bonus Plan: You will be a participant in the LKQ Management Incentive Plan (MIP) with a bonus opportunity of 35% at threshold, 50% at target and 110% at maximum. Awards under this program are calculated as a percentage of your annual base salary for the bonus year. Awards under this program are based on the EPS (earnings per share) goals established by the Compensation Committee each year, although the Committee has the discretion to use other metrics. Payments, if any, under this program are normally paid in the first quarter following the end of the bonus plan year. Notwithstanding the foregoing, all bonus awards are subject to the terms of the MIP, including but not limited to the right of LKQ to modify this program at its discretion, including but not limited to participant bonus opportunity and goals for the program.

Long Term Incentive Plan: You will be a participant in the LKQ Corporation Long Term Incentive Plan (LTIP) with an earnings opportunity of 36% at threshold, 71% at target and 142% at maximum. Upon employment with the Company you will participate in the Plan for the existing performance period January 1, 2015 through December 31, 2017. Payments, if any, under this Plan are in cash and are calculated based on the performance of LKQ measured by the growth of our earnings per share, revenue and return on equity from the base year (2014) to the final year of the performance period (2017). The amount of your performance award will equal your base salary at the end of the performance period multiplied by a percentage that depends on the performance of LKQ over the three year performance period. Provided the Company meets the goals established under this Plan and you are an employee of LKQ at the end of the performance period, you will receive a payment in the first quarter of 2018. It is currently anticipated that a new three-year performance period and related metrics will be established in each following year. Notwithstanding the foregoing, all long term incentive awards are subject to the terms of the LTIP, including but not limited to the right of LKQ to modify this program at its discretion, including but not limited to participant award opportunity and goals for the program.

Equity Program: As a senior executive of the Company, you will be eligible to participate in the LKQ Corporation 1998 Equity Incentive Plan (EIP) under which you will receive annual grants of equity awards, currently Restricted Stock Units (“RSUs”). For 2015, the value of the RSUs issued will equal $1,177,400 and the actual number of RSUs issued will be based on the average of the high and low sales prices of the Company’s common stock on the NASDAQ Global Select Market your first day of employment. For future years, it is currently anticipated that the nominal value of RSUs issued will be generally consistent with past amounts for the CFO position and the exact number of RSUs will be determined pursuant to the terms of the EIP. Each RSU will convert into one share of LKQ common stock on the applicable vesting date. The vesting schedule of the RSU grants is subject to the discretion of the Compensation Committee. The 2015 RSU executive officer grants are subject to two vesting conditions, each of which must be satisfied: (a) time-based vesting equal to 16.67% of the total number of RSUs every six months; and (b) a performance-based condition of positive fully-diluted earnings per share of the Company (subject to adjustment for certain extraordinary items) for any of the first five fiscal years ending after the grant date. Notwithstanding the foregoing, all RSUs are subject to the terms of the EIP, including but not limited to the right of LKQ to modify this program at its discretion, including but not limited to participant award opportunity and goals for the program.

Sign-On Incentive: On or about your start date, you will receive an additional grant of RSUs under the EIP with a value equal to $3,000,000. The actual number of RSUs issued will be based on the average of the high and low sales prices of the Company’s common stock on the NASDAQ Global Select Market your first day of employment. These RSUs will vest with respect to (a) 13.33% of the total RSUs (rounded to the nearest whole number) every six months over a total of the first three years following the grant date, and (b) 5.0% of the total RSUs (rounded to the nearest whole number) every six months thereafter over a total of two additional years. Should you voluntarily leave the employment of the Company prior to the end of the five years, all unvested amounts shall be forfeited. Should you be released from employment with the Company for reasons other than for “cause,” or if you die or become disabled (as defined in the EIP), all unvested RSUs shall immediately vest.

Severance Policy and Change of Control Agreement: As Chief Financial Officer, you will be covered by the LKQ Corporation Severance Policy for Key Executives (the terms of which are summarized in and a copy of which is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by LKQ with the SEC on July 28, 2014), and LKQ would enter into with you a Change of Control Agreement in substantially the form of agreement attached as Exhibit 10.3 to the July 28, 2014 8-K.

Employee Benefits (Health & Welfare): Upon completion of ninety days of employment you will become eligible to participate in the LKQ benefits program that includes medical, dental, disability, vision and life insurance. A program guide summarizing these benefits is enclosed for your review. You will be contacted by our employee benefits department on the enrollment process and the benefits available to you and your eligible dependents. In the event you need to elect COBRA coverage from your current employer until LKQ employee benefits are effective, this cost will be reimbursed to you.

Retirement Savings Plan: You will be eligible to enroll in our qualified 401(k) plan immediately after six months of employment.  Prior to reaching six months, you will receive a welcome packet from Wells Fargo with enrollment instructions.  You will be 100% vested in employer contributions after four years of service. Due to IRS regulations on the contributions of highly-compensated employees, your contributions to our qualified 401(k) plan would be capped at 4.5% of your salary.  However, LKQ offers an alternative retirement option through our nonqualified “Plus Plan,” which enables you to contribute up to 100% of your salary and 100% of your bonus, pretax.  You will be eligible to participate in the nonqualified plan at the start of your employment with LKQ and will receive an “Enrollment Announcement” upon your arrival at LKQ.

PTO (Paid Time Off): You will be eligible for 18 days of PTO under our paid time off program. Details on this program are summarized in the enclosed Benefits Enrollment Guide.

Pre-Employment Requirements: It is important to inform you that this offer of employment is contingent upon your satisfying all of our pre-employment requirements, including but not limited to satisfactory completion of a pre-employment substance screen, and acceptable background check for which you will need to complete a separate authorization.  Also, you must complete an I-9 Employment Eligibility Verification within three business days of your first day of work.

Employment at Will: Your employment with LKQ is at-will, meaning that either party may terminate the relationship at any time with or without cause and with or without notice.  Your signature below indicates acceptance of this position and acknowledgment that this is an at-will employment relationship.

Representation by You: You represent that you are free to accept employment with LKQ without any contractual restrictions, express or implied, of any kind (including, without limitation, obligations to prior employers or investors, including any non-compete, non-solicitation or confidentiality obligations).

I look forward to your positive response to this offer.  Upon acceptance of this offer, we will submit the proposal to the LKQ Board of Directors and you will be contacted by Bob Alberico, Senior Vice President, Human Resources who will assist you through our pre-employment process.  Should you have any questions on the pre-employment process or the terms of this offer please call Bob at [telephone number redacted].

Sincerely,

Robert Wagman
President and Chief Executive Officer
LKQ Corporation

Cc: R. Alberico
       V. Casini

Accepted and agreed to:
/s/ Dominick Zarcone
Dominick Zarcone